UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2026
DARÉ BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3655 Nobel Drive, Suite 260
San Diego, CA 92122
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 926-7655

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	DARE	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Under its Restated Certificate of Incorporation, as amended, and Third Amended and Restated By-laws, as amended, the board of directors of Daré Bioscience, Inc. (“we,” “us,” or “our”), is divided into three classes, with one class of directors standing for election each year for a three-year term, and each class is to consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. Our board of directors currently consists of six members. To rebalance the classes of directors, our board of directors determined that one of its members should be reclassified from Class II (with a term expiring at our 2028 annual meeting of stockholders) to Class III (with a term expiring at our 2026 annual meeting of stockholders). On April 16, 2026, Gregory W. Matz, voluntarily tendered his resignation from his position as one of our Class II directors, and our board of directors accepted his resignation and simultaneously reappointed him as a Class III director. He, along with Sabrina Martucci Johnson, our other Class III director, will stand for re-election at our 2026 annual meeting of stockholders. The resignation and reappointment of Mr. Matz was effected solely for the purpose of rebalancing the three classes of our board of directors, and for all other purposes his service on our board of directors is deemed to have continued uninterrupted. There were no changes to Mr. Matz’s committee assignments as a result of his reclassification.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.
Dated: April 17, 2026	By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	President and Chief Executive Officer